Exhibit 10.3

June 26, 2006

Mr. Henry R. Silverman

Chairman and Chief Executive Officer

Cendant Corporation

9 West 57th Street, 37th Floor

New York, New York, 10019

Dear Mr. Silverman:

Reference is made to (1) the Amended and Extended Employment Agreement, dated as of July 1, 2002, as thereafter amended from time to time (as so amended, the “Employment Agreement”), by and between Cendant Corporation (the “Company”) and you and (2) the plan, approved by the Company’s Board of Directors (the “Board”), to separate the Company into four independent companies—one each for the Company’s Real Estate Services business (“Realogy Corporation” or “Realogy”), Hospitality Services and Timeshare Resorts businesses (“Wyndham Worldwide Corporation” or “Wyndham”), Travel Distribution Services business (“Travelport”) and Vehicle Rental business (which will be operated by the Company), as such plan has been, and in the future may be, amended by the Board (such plan, the “Transaction”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

The purpose of this letter is to evidence the Company’s agreement with you regarding the effect of the Transaction on our respective rights and obligations under the Employment Agreement, and to set forth certain additional understandings between you and the Company, as follows:

1. The Company hereby agrees that simultaneously with the consummation of the distribution of both Realogy common stock and Wyndham common stock by way of a pro rata dividend to the Company’s stockholders (if both such distributions occur together) or simultaneously with the consummation of the Wyndham spin-off to the extent it follows the Realogy spin-off (the “Spin-Off Date”), it shall pay to you, in full satisfaction of the Company’s obligations under Section 6(a)(v)(C) of the Employment Agreement, a lump sum payment of $28,369,407 (subject to applicable withholding taxes), as the result of the occurrence as of the Spin-Off Date of a Good Reason event under your Employment Agreement and your termination of employment as a result thereunder.

2. You hereby agree that, if requested by the Board, from and after the Spin-Off Date, you will serve, at the pleasure of the Board, as the Chief Executive Officer and Chairman of the Company until the earlier of (a) date on which all of Realogy, Wyndham and Travelport cease to be wholly-owned by the Company or (b) December 31, 2006 (such period, the “Post Spin-Off Period”). During the Post Spin-Off Period, you will not be entitled to any compensation or benefits from the Company (other than benefits described in Sections 4(b) and (d) of the Employment Agreement). The Company acknowledges that you have entered into an employment agreement with Realogy (the “Realogy Employment Agreement”) and that, during the Post Spin-Off Period, you will be serving as Chairman and Chief Executive Officer of Realogy. Nothing herein shall be construed so as to materially interfere with the performance of your duties of Realogy.

3. The Company and you hereby agree to the following, in complete settlement of our respective rights and obligations with respect to the matters described in the First Amendment, dated July 28, 2003, to the Employment Agreement (the “First Amendment”): (a) provided that the Company shall have made an aggregate premium payment of the amount necessary to fully fund the New Policies (as defined in the First Amendment) and shall have provided you with satisfactory proof of the same, you shall cause the Trusts (as defined in the First Amendment) to make the Purchase Election contemplated by Section 6 of the First Amendment, such Purchase Election to be exercised in January, 2007, and in connection with such Purchase Election the Company shall make a payment to you in January, 2007, immediately prior to the time at which the Trust exercises the Purchase Election, in an amount equal to the Exercise Price (as defined in the First Amendment) and (b) within two business days following purchase of the New Policies by the Trusts, the Company shall make a lump sum cash payment to you in an amount equal to $18,700,000, in full satisfaction of the Company’s obligation to make Cash Bonus Payments pursuant to Section 7A of (and Exhibit C to) the First Amendment. Amounts payable hereunder shall be subject to applicable withholding taxes. The provisions of Section 6(c) of the Employment Agreement shall apply to the obligations of the Company with respect to the Exercise Price and pursuant to clause (b) of this Paragraph 3 and shall include the obligation of the Company to assign and transfer into the trust arrangement provided for thereunder the New Policies referred to in clause (a) above (provided that any such obligations funded thereunder shall be paid to you on the dates provided herein).

4. You hereby acknowledge and agree that (a) upon the consummation of the Realogy spin-off, the Company shall cease to have any further obligations to you under Sections 6(a)(v)(A) and 6(a)(vi) and (b) upon the Company making the payments described in paragraphs 1 and 3 hereof (or in the case of any payments hereunder subject to Section 6(c) of the Employment Agreement, the payment to you of such amounts), the Company shall cease to have any further payment obligations to you under the Employment Agreement and the Employment Agreement shall be of no further force and effect, except that from and after the date of this Agreement, (i) you shall retain your rights under Sections 4(d), 4(i), 7, 9, 11(c) and 11(e) of the Employment Agreement, (ii) the provisions of Sections 8(b) and 8(d) of the Employment Agreement shall continue to apply, with references therein to the “Company” being deemed to include Wyndham and Travelport, it being the intent that this clause (ii) shall inure to the benefit of Wyndham and Travelport, (iii) the provisions of Sections 8(a) and 8(c) of the Employment Agreement shall continue to apply during the Restricted Period, with references therein to the Company also being deemed to include Travelport and Wyndham, it being the intent that this clause (iii) shall inure to the benefit of Wyndham and Travelport and (iv) the provisions of Sections 11(a), 12 and 13 of the Employment Agreement shall continue to apply. For purposes of clause (iii) above, the Restricted Period shall end on the date that Realogy ceases providing you with the post-separation benefits contemplated by the Realogy Employment Agreement.

This letter is intended to constitute an amendment to the Employment Agreement which, subject to the provisions hereof, shall otherwise remain in full force and effect. In order to evidence your agreement to the foregoing, please sign and return the enclosed copy of this document, which shall constitute a binding agreement between the Company and you.

CENDANT CORPORATION

By:	/s/ Terry Conley
Terry Conley
Chairman, Compensation Committee

Accepted and Agreed to as
of the date first above written:

/s/ Henry R. Silverman
Henry R. Silverman

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